Exhibit 4.31

WORKING CAPITAL LOAN AGREEMENT

THIS WORKING CAPITAL LOAN AGREEMENT (hereinafter will be referred to as the “Agreement”) is made on 9 April 2012 by and between:

1.
NOVELTECH ENTERPRISES LIMITED, a company duly established and governed by the laws of Hong Kong, having its registered office at Level 28, Three Pacific Place, 1 Queen’s Road East, Hong Kong  (hereinafter referred to as the "Lender"); and

2.
PT. INNOFORM, a limited liability company duly established and existing under the laws of the Republic of Indonesia, having its registered office at MNC Tower, Jl. Kebon Sirih Kav. 17-19, Central Jakarta, Indonesia (hereinafter referred to as the “Borrower”)

(The Lender and the Borrower shall jointly hereinafter be referred to as the “Parties”).

BACKGROUND

A.
THAT, the Company requires additional financing for its business activities and has requested that the Lender shall provide loan facility for its working capital in the maximum principal amount of Rp. 250.000.000,- (two hundred and fifty million Rupiah) (the “Loan Facility”).

B.
THAT, the Lender has agreed to provide the Loan Facility to the Borrower by placing such Loan Facility into bank accounts at Bank Central Asia (BCA), Special Branch MNC Plaza, Jakarta under account number: 6815038812 (hereinafter referred to as the “Bank Account”).

C.
THAT, for the purpose of entering into this Agreement, the Borrower has obtained corporate approvals from its Board of Commissioners, as evidenced by the co-signing of this Agreement by Mr. Reino R. Barack as the sole Commissioner of the Borrower and as such the transaction to be conducted in this Agreement has fulfilled the stipulation in Article 13 paragraph (1) of the Articles of Association of the Borrower.

NOW, THEREFORE, for and in consideration of the foregoing premises and of the covenants, stipulations and undertakings hereunder set forth, the Parties hereto have declared that they agree as follows:

ARTICLE 1
DEFINITIONS

Except where the context in which the terms are used otherwise requires, the following terms as herein used shall have the following meanings:

a.	“Agreement” shall mean this Working Capital Loan Agreement including its amendment, supplements and revisions in the future.

b.           “Business Day" shall mean a day on which banks are open for business in Jakarta.

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c.	"Commitment" shall mean in relation to the commitment of the Lender to provide loan facility to the Borrower under this Agreement.

d.	“Company”, shall mean PT. INNOFORM, a limited liability company duly established under the laws of the Republic of Indonesia, having its domicile at Central Jakarta.

e.	"Event of Default" shall mean any of the events specified in Article 13 of this Agreement.

f.
"Loan Facility" shall mean the loan facility made available by the Lender to the Borrower in the aggregate amount of Rp. 250.000.000,- (two hundred and fifty million Rupiah) as further specified in Article 2 of this Agreement.

g.           "Interest Period" shall mean each monthly period;

h.
"Interest Payment Date" shall mean the last day of each Interest Period, except if such last day shall fall on a day which is not a Business Day, then the Interest Payment Date shall fall on the preceding Business Day.

i.             "Interest Rate" shall mean the Interest described under Article 7.2 hereunder.

j.
“DFA” shall mean David Fernando Audy, including his successors and assignees in the future, a private person having his domicile in Jakarta, who is a registered holder of 50% (fifty percent) of the entire shares issued by the Company.

k.
“RRB” shall mean Mr. Reino Ramaputra Barack, including his successors and assignees in the future, a private person, having his domicile at Jakarta, who is a registered holder of 50% (fifty percent) of the entire shares issued by the Company.

l.	"Outstanding" shall mean the aggregate principal amount of the Loan Facility outstanding at that time.

m.
“Bank Account” shall mean a bank account opened by the Borrower at Bank Central Asia (BCA), Special Branch MNC Plaza, Jakarta under account number: 6815038812, for the purpose of the Lender disbursing the Loan Facility.

n.	“Bank” shall mean Bank Central Asia (BCA), Special Branch MNC Plaza, Jakarta in which the Bank Account is opened by the Borrower.

o.
“Powers of Attorney to Vote” shall mean: (i) a Power of Attorney to Vote entered into by and between DFA and the Lender on the same date as of the date of this Agreement in which DFA has granted power of attorney to the Lender to exercise the shareholder rights in regard to the ownership of 50% (fifty percent) of the entire shares issued by the Company registered under the name of DFA, and (ii)  a Power of Attorney to Vote entered into by and between RRB and the Lender on the same date as of the date of this Agreement in which RRB has granted power of attorney to the Lender to exercise the shareholder rights in regard to ownership of 50% (fifty percent) of the entire shares issued by the Company registered under the name of RRB.

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RRB.

p.           "Repayment Date" shall mean any of the repayment dates referred to in Article 6.

q.
“Related Agreements” shall mean jointly (i) the Technical Assistance Agreement and (ii) the Non-Exclusive Trademark License Agreement, both dated on or about the date of this Agreement, and to be executed by and between the Borrower and the Lender.

r.
"Secured Debt" shall mean all sums (whether principal, interest, fee, commission, or otherwise) which are or at any time may be or become due from or owing by the Borrower to the Lender or either one of them, whether actually or contingently, under or in connection with this Agreement.

s.	“Security Document” shall mean security document to secure the prompt and punctual payment of the Loan Facility under this Agreement, namely, Powers of Attorney to Vote.

ARTICLE 2
THE LOAN FACILITY

2.1.	The Lender has agreed to provide the Loan Facility and has granted the Loan Facility in the maximum amount of Rp. 250.000.000,- (two hundred and fifty million Rupiah).

2.2.	The Lender agrees that the Loan Facility shall be made available to the Borrower and deposited in the Bank Account not later than 7 (seven) Business Days after the signing of this Agreement.

ARTICLE 3
PURPOSE

The proceed of the Loan Facility shall be utilized for the purpose to provide working capital of the Company.

ARTICLE 4
SECURITY

4.1.	As security for the due and proper repayment of the Loan Facility, the Borrower will enter into and execute the Security Document in favor of the Lender.

4.2.
The Borrower shall at any time hereafter if and when required by the Lender so to execute in favour of the Lender such legal or other mortgages, charges, liens, assignments, transfers or agreements as the Lender may require of and on all the Borrower’s estate rights title and interests in any of its properties, assets or undertakings whatsoever whether movable or immovable now belonging to or which may hereafter be acquired by or belong to the charges, liens, assignments, transfers or agreements: (i) may be by way of security for the repayment and payment of all moneys and liabilities owing or payable by the Borrower under this Agreement and may also or otherwise be for the purpose of securing any other moneys and liabilities owing to the Lender and not hereby secured, and (ii) to be prepared by or on behalf of the Lender at the costs and expense of the Borrower and to contain all such terms and conditions for the benefit of the Lender, as the Lender may reasonably require.

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owing to the Lender and not hereby secured, and (ii) to be prepared by or on behalf of the Lender at the costs and expense of the Borrower and to contain all such terms and conditions for the benefit of the Lender, as the Lender may reasonably require.

4.3.
The Borrower shall and hereby further undertakes at any time and from time to time hereafter whether before or after this Agreement and/or the security created under the Security Document or any other security instrument which may hereafter be created by the Borrower or any other person in favour of the Lender shall have been perfected or become enforceable, execute and do or cause to be executed and done all such acts, things, assurances, documents and instruments whatsoever as may be necessary or reasonably required by the Lender for perfecting any of such Security Document or security created thereunder and for facilitating the realisation of any of such securities and the exercise by the Lender of all the powers, authorities and discretions conferred upon the Lender under this Agreement, the Security Document and/or such other security instrument.

ARTICLE 5
ACKNOWLEDGMENT OF INDEBTEDNESS

5.1.
The Borrower hereby acknowledges that he has duly received the Loan Facility from the Lender pursuant to the terms of this Agreement and therefore is truly and legally indebted to the Lender in the amount of the Loan Facility. The Lender hereby accepts such acknowledgment of indebtedness by the Borrower.

5.2.
The Borrower by his present statement and in the future agrees to be bound by any document related to this Agreement or the Security Document and the implementation thereof, if signed by any person authorized to represent and act for and on behalf of the Borrower or by any person empowered by virtue of a written power of attorney of the Borrower to represent and act for and on behalf of the Borrower.

ARTICLE 6
REPAYMENT

6.1.	Subject to the terms of this Agreement which may require earlier repayment thereof, the amount of the total Secured Debt shall be repaid by the Borrower in full on demand at any time by the Lender.

6.2.	The Parties agree that this Agreement cannot be terminated unilaterally by the Borrower in so far as the cooperation and business activities of the Company exist.

6.3.	The Parties further agree that the only party who has the right to call for payment of the Loan Facility and to terminate this Agreement is the Lender.

ARTICLE 7
INTEREST

7.1.	The Borrower shall, on the last day of each Interest Period, pay accrued interest on the Loan Facility to which such Interest Period relates. Interest payable under this

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Article shall accrue daily (on the basis of a year of 360 days) from and including the first day to the last day of each period for which a rate of interest is to be determined as aforesaid.

7.2.
The Borrower agrees that the rate of interest of the Loan Facility payable by the Borrower to the Lender is an equivalent amount of interest paid by the Bank to the Company for the placement of the Loan Facility in the Bank Account  (the “Interest Rate”).

ARTICLE 8
TAXES

8.1.
All payments to be made by the Borrower hereunder shall be made free and clear of and without deduction or withholding for or on account of tax except to the extent, if any, required by law. If the Borrower is required by law to make any deduction or withholding from any sum payable by the Borrower to or for the account of the Lender hereunder, the sum payable by the Borrower in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Lender receive and retain (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made.

8.2.
If at any time the Borrower is required by law to make any deduction or withholding from any sum payable by it hereunder (or if there is any change in the rates or the manner in which such deductions or withholdings are calculated) the Borrower shall promptly notify the Lender.

8.3.
If the Borrower makes any payment hereunder in respect of which it is required by law to make any deduction or withholding, it shall pay the full amount required to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under the applicable law and shall deliver to the Lender within 30 (thirty) days after it has made such payment to the applicable authority an original receipt (or a certified copy thereof) issued by such authority evidencing the deduction or withholding of all amounts so required to be deducted or withheld in respect of such payment.

ARTICLE 9
INCREASED COSTS

If the Lender determines that, as a result of  the introduction of or any change in, or in the interpretation or application of, any law (which shall for this purpose include any removal or modification of any exemption currently in force in favour of the Borrower, the Lender with any directive or instruction of any central bank or any agency of any state (including, without limitation, a directive or instruction which affects the manner in which the Lender allocates capital resources to its obligations under this Agreement):

a.	the costs to that the Lender of maintaining all or any part of the Commitment; and/or

b.	any sum received or receivable by the Lender under this Agreement or the effective

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return to it under this Agreement or the overall return on its capital is reduced (except on account of tax on its overall net income); and/or

c.
the Lender  becomes liable to make any payment (not being a payment of tax on its overall net income) on, or calculated by reference to, the amount of Loan Facility made by it hereunder and/or any sum (to be) received by it under this Agreement; and/or

d.	the Lender forgoes any interest or other return on, or calculated by reference to, the amount of any sum (to be) received by it under this Agreement,

then the Borrower shall indemnify the Lender on demand against those increased costs, reduction, payment or foregone interest or other return (except to the extent that it results from a deduction or withholding of tax) and, accordingly, shall from time to time on demand (whenever made) pay to the Lender for its own account, such amount certified by it to be necessary so to indemnify it.

ARTICLE 10
ILLEGALITY

10.1.
If at any time the Lender determines that it is or will become unlawful or contrary to any directive or instruction of any central bank or any agency of any state, or contrary to the interpretation or application of such directive or instruction, for the Lender to make, fund or allow  to remain outstanding all or any of the Secured Debt or to perform its obligations hereunder or for the Borrower to perform its obligations hereunder, then the Borrower shall prepay on demand the principal amount of that the Lender's Outstanding together with accrued interest and costs thereon and any and all other sums due hereunder.

10.2.
If any such payment is not made on a date which is for any of the outstanding Loan Facility or an Interest Payment Date, the Borrower shall pay to the Lender for account of that the Lender at the Lender's request, such amount or amounts as is/are, in its opinion, necessary to compensate that the Lender for any loss or premium or penalty incurred by it in respect of funds borrowed by it for the purpose of maintaining such Loan Facility.

ARTICLE 11
REPRESENTATIONS

11.1.	The Borrower represents and warrants to and for the benefit of the Lender that:

a.	Status:

It is a limited liability company duly incorporated and validly existing under the laws of the Republic of Indonesia and has the power to carry on the business which it is currently conducting and to own its property and other assets and it is duly qualified to do business.

b.	Power:

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The Borrower has power to enter into this Agreement and to exercise its rights and perform its obligations hereunder;

c.	Authorizations and Consents:

All corporate or other actions, things or conditions required to be taken, done and fulfilled (including the obtaining of necessary consents) in order: (a) to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under this Agreement, (b) to ensure that those obligations are valid, legally binding and enforceable, and (c) to make this Agreement admissible in evidence in the courts of Indonesia, have been taken;

d.           Articles of Association:

Its articles of association, as stated in this Agreement, are in full force and effect and have not been amended in any respect on the date of this Agreement;

e.           Obligations binding:

The obligations expressed to be assumed by the Borrower in this Agreement are legal and valid obligations binding on it and enforceable in accordance with the terms thereof;

f.           Non-violation of laws and other agreements:

The execution of this Agreement and any other document executed or to be executed hereunder by the Borrower and the performance of its obligations hereunder and compliance with the provisions hereof do not and will not (i) contravene any applicable law or other regulation or any judgment or authorizations, approvals, licenses or consents to which to the Borrower is subject or the Borrower's constitutive documents, or (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Borrower  is a party or is subject or by which any of them or any of its respective assets is bound;

g.           No default:

i.	no Event of Default has occurred or will occur as a result of the Loan Facility disbursement;

ii.
no other event is outstanding which constitutes (or with the giving of notice, lapse of time, determination of materiality or the fulfillment of any other applicable condition or any combination of the foregoing, might constitute) a default under any document which is binding on the Borrower or any asset of any the Borrower  to an extent or in a manner which might have a material adverse effect on the business or financial condition of the Borrower to perform its obligations under this Agreement and the Article.

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h.           No cross-default:

the Borrower is not in breach of or in default under any agreement to an extent or in a manner which has or which could have a material adverse effect on it or on its ability to perform its obligations under this Agreement or under any security document to which it is a party;

i.	Accounts:

The Accounts as delivered to the Lender for the year then ended are its latest available annual audited accounts, which:

i.
have been prepared in accordance with the requirements of all relevant laws and accounting principles generally accepted in Indonesia with respect to the preparation of annual accounts, consistently applied: and

ii.	give a true and fair view of the assets and liabilities and of the net worth, the financial position and results of the Borrower at the date and for the period indicated;

j.	No material adverse change:

Since the date of the Accounts referred to in the preceding paragraph (j), there has been no material adverse change in the business or financial condition of the Borrower;

k.	Litigation:

No litigation, arbitration or administrative proceeding has been instituted or is pending, or, to the best of the Borrower's knowledge threatened which might have a material adverse effect on it or its ability to perform its obligations under this Agreement.

l.	Winding up:

The Borrower has not taken any corporate action nor have any steps been taken or legal proceedings been instituted or threatened against it for its winding-up;

m.	Accord:

The Borrower is not involved in negotiations with any one or more of its respective lenders with a view to the general readjustment assignment for the benefit of its lenders;

n.	Insolvency:

The Borrower has not taken any corporate action nor have any steps been

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taken or legal proceedings been instituted or threatened against it for its entering into a suspension of payments or for bankruptcy or for the appointment of a receiver or similar officer of or of any or all of its assets;

o.	No immunity:

Neither the Borrower nor any of its assets is entitled to immunity from suit, execution, attachment or other legal process; and

p.	Non-conflict:

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not:

i.	conflict with any law or regulation of judicial or official order; or

ii.	conflict with the constitutional documents of the Borrower and its affiliated companies; or

iii.	conflict with any document which is binding upon the Borrower and its affiliated companies or any asset of the Borrower and its affiliated companies.

q.           Legal Form:

This Agreement is in proper legal form under the law of the Republic of Indonesia for the enforcement thereof against the Borrower under such law, and would constitute legal, valid and binding obligations of the Borrower under such law.

11.2.	Each of the representations set out in Article 11.1 shall be deemed to be repeated by the Borrower on the first day of each Interest Period updated with respect to the circumstances then subsisting.

ARTICLE 12
UNDERTAKING AND COVENANTS

12.1.	The Borrower undertakes that, from the date of this Agreement until all liabilities under this Agreement have been discharged, it shall:

a.           Annual Accounts:

As soon as the same become available, but in any event within 180 (one hundred eighty) days after the end of each of its financial years, deliver to the Lender copies of the Accounts for such financial years, audited by registered public accountants acceptable to the Lender;

b.	Semi-Annual Information:

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As soon as the same become available, but in any event within 90 (ninety) days after the end of the first six months of each of its financial years, deliver to the Lender copies of its financial accounts which shall be certified by its Director as being true and correct (including a balance sheet, a profit and loss account and supporting information) for such period;

c.	General Information:

Furnish the Lender with such information, documents and records about the business, financial condition, operations and prospects of itself  as the Lender may from time to time reasonably require;

d.	Information to Shareholders:

Furnish the Lender at the time of issue thereof with every report, circular, notice or like document issued by the Borrower to its shareholders;

e.	Litigation:

Forthwith notify the Lender of any litigation, arbitral or administrative proceeding commenced against it which could have a material adverse effect on it or its ability to perform its obligations under this Agreement;

f.	Adverse Event:

Forthwith inform the Lender of any occurrence (including, without limitation, any third party claim or liability) of which it becomes aware which could have a material adverse effect on it or its ability to perform its obligations under this Agreement;

g.	Notification of Default:

The Borrower shall notify the Lender of  any default (and the steps, if any, being taken to remedy it) promptly upon its occurrence.

h.	Stamp Duties and Services Cost:

Pay all stamp duties, quantity surveyor, appraisal and legal costs;

i.           Use of Loan Facility:

Use the Loan Facility provided under this Agreement only for the purpose as described in Article 3 of this Agreement.

j.	Pari passu ranking

The Borrower shall procure that its obligations under this Agreement do and will rank at least pari passu with all its other present and future unsecured

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obligations, except for preferential rights which are mandatorily preferred by Indonesian Law applying to companies generally.

k.	Approvals:

Obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorizations, approvals, licenses and consents required in or by all applicable laws to enable the Borrower to lawfully perform the obligations expressed to be assumed by it hereunder to which it is a party and to ensure the legality, validity, enforceability and admissibility in evidence hereof and thereof pursuant to such laws;

l.	Insurance:

Maintain insurance policies on and in relation to its business and assets, including but not limited to the Project, with reputable underwriters or insurance companies approved by the Lender against such risks and to the extent usual for companies carrying on an business such as that carried on by the Borrower and promptly pay all premiums in respect thereof and deliver to the Lender the original insurance policies and receipt of payments thereof.

The insurance policies shall name the Lender or any other party designated by the Lender as loss payees or beneficiaries and is in all other respects in form and substance acceptable to the Lender.

The insurance policies may not be altered or amended without the prior written consent from the Lender;

m.	Taxes:

Comply in all respects with all taxation laws in all jurisdictions in which it is subject to taxation and duly pay all the taxes due and payable by its save that, to the extent permitted by applicable law, the Borrower need not pay any such taxes the payment of which is being contested in good faith and by proper proceedings, the pending of which operates to prevent any realization in respect thereof on any property of the Borrower, and against which the Borrower is maintaining adequate reserves;

n.           Books and Records:

Maintain its corporate books and records and its accounting books, records and reports relating to its business and financial condition in good order and as required by applicable laws;

o.           Access:

Permit the Lender and any person authorized by the Lender to have, at all reasonable times during normal business hours, access to its premises and accounting books and records;

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p.           Corporate existence:

Preserve and maintain its corporate existence and its rights, including trademarks, trade names and other intellectual property rights and not sell, lease or otherwise dispose of its assets other than in the ordinary course of business;

q.           Conduct of business:

Comply with present and future laws, rules, orders, regulations or requirements (including requirements in the field of environmental laws and regulations) of any governmental or other authority applicable to it or its property and keep all its properties in its business in good working order and conditions, and maintain all its rights, privileges and franchises that are necessary or desirable for the orderly and efficient conduct of its business, and shall conduct its business in an orderly, efficient and regular manner;

r.	Further Assurances:

Do all such things and sign or procure the signing of all such documents as are in the reasonable opinion of the Lender necessary or desirable to ensure that the Lender and the Lender obtain the full benefit of their rights and benefits hereunder.

s.	Others:

Other matters as recommended by the legal counsel, as are customary in similar financing.

12.2.
The Borrower undertakes that, from the date of this Agreement until all liabilities under this Agreement have been discharged, it shall not without the prior written consent of the Lender, which consent shall not be unreasonably withheld:

a.	Negative pledge:

Create or permit, or undertake to create or permit, any encumbrances on all or any of its present or future assets except for any security created or to be created by the Security Document to which it is a party;

b.	Lending monies:

(Other than in its ordinary course of business) make any investment in, lend any money or grant any credit to, or voluntarily assume any liability in respect of any obligation of any person other than as provided for by this Agreement;

c.	No merger:

Enter into or effect any merger with any other person or enter into any arrangement for or in respect of such merger;

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d.	No change of business:

Not materially change the nature of its business (whether by disposal, acquisition or otherwise);

e.	No material disposal:

Otherwise than in its ordinary course of business sell, lease or otherwise dispose of any part of its revenues or assets which might have material adverse effect on it or its ability to perform its obligations under this Agreement;

f.	No other indebtedness:

Create, incur, assume, or allow to exist any indebtedness, except as contemplated hereby or in its ordinary course of business; or

g.	No Change in management and Shareholding:

Change the composition of its board of directors and its board of commissioners respectively, or change the shareholdings in the Borrower.

h.	No change in the capital structure:

Change the capital structure, without prior written approval of the Lender.

i.	No corporate guarantee:

Issue a corporate guarantee without prior written approval of the Lender;

j.           No additional loan:

Obtain any additional borrowing without the prior written consent of the Lender;

k.	No Reborrowing:

Reborrow the amounts repaid;

ARTICLE 13
EVENT OF DEFAULT

13.1.	The following events are an Event of Default:
a.	Non-Payment:

Any amount due hereunder is not paid within 5 days after the due date for payment, in the currency and in the manner specified herein or therein;

b.	Breach of other Obligations:

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The Borrower fails to duly perform or comply with any of its obligations under this Agreement (other than the payment obligation of the Borrower referred to in paragraph (a), or any other person (except the Lender or the Lender) does not comply with any of the obligations under any security document to which it is a party and, if such failure is not in the opinion of the Lender remedied within 14 days after its occurrence;

c.	Breach of warranty:

Any representation or statement made or deemed to be made by the Borrower in this Agreement or in any notice or other document, certificate or statement delivered by it pursuant thereto proves to have been incorrect or inaccurate when made;

d.	Cross default:

i.
Each of the events that any indebtedness of the Borrower in respect of borrowed money is not paid when due, or becomes due and payable prior to its specified maturity, or the event that any Lender or Lenders of the Borrower shall become entitled to declare any indebtedness of the Borrower due and payable prior to its specified maturity; and/or

ii.
The occurrence of an event of default respectively: (i) under the Cooperation and Loan Facility Agreement dated 21 March 2012 privately executed by and between DFA and Linktone International Limited, and/or (ii) RRB under the Cooperation and Loan Agreement dated 21 March 2012 privately executed by and between RRB and Linktone International Limited and/or (iii) the Related Agreements.

e.	Winding-up:

The Borrower takes any corporate action or other steps are taken or legal proceedings are started or threatened against it for its winding-up;

f.	Accord:

The Borrower becomes involved in negotiations with any one or more of its Lenders with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of its Lenders;

g.	Insolvency:

The Borrower has taken any corporate action, or steps have been taken or legal proceeding been instituted or threatened against it, for its entering into a suspension of payments or for bankruptcy or for the appointment of a receiver or similar officer of it or any or all of its assets, or the Borrower shall have become voluntarily or involuntarily dissolved or become bankrupt;

h.	Cessation of business:

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The Borrower ceases to carry on all or a substantial part of its business;

i.	Illegality:

At any time it becomes unlawful for the Borrower to perform any or all of its obligations hereunder or under any security document to which it is a party;

j.	Litigation:

Any litigation, arbitration or administrative proceeding is current or pending and (a) restrains the exercise of any of the rights and/or the performance or enforcement of or compliance with any of the obligations of the Borrower under this Agreement or any security document to which it is a party, (b) restrains the exercise of any of the rights and/or the performance or enforcement of or compliance with any of the obligations of any security document to which it is a party or (c) which has or could have a material adverse effect on the Borrower or on the Borrower and its subsidiaries taken as a whole;

k.	Authorizations and Consents:

Any corporate or other action (including the obtaining of any necessary consent) at any time required to be taken for any of the purposes stated in Article 11.1. (c) is not taken or any such consent ceases to be in full force and effect without modification or any condition in or relating to any such consent is not complied with (unless that consent or condition is no longer required or applicable); and

l.           Material adverse change:

Any circumstances arise which, in the opinion of the Lender, give reasonable grounds for belief that the Borrower may not (or may be unable to) perform any of its obligations under this Agreement or under any security document to which it is a party.

13.2.	Consequence of Event of Default

a.
If an Event of Default shall have occurred and be continuing, then the Lender based on its own discretion by written notice to the Borrower will have the right to demand the immediate full payment of all outstanding Secured Debt, and all other amounts which are then due and payable by the Borrower under this Agreement, whereupon all such amounts shall forthwith become due and payable by the Borrower;

b.
Notwithstanding any provision contained herein or in the Security Document or any collateral or security document ancillary hereto to the contrary, it is hereby mutually and expressly agreed that if the Borrower shall for any reason whatsoever fail or neglect to repay or otherwise satisfy in full the

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 monies demanded within the period specified in the notice of demand issued by Lender, the Lender shall be entitled to exercise all or any of the rights and/or remedies reserved to the Lender whether by this Agreement or the Security Document or any collateral or security document ancillary hereto.

c.
Any certificate, statement and/or determination by Lender as to any amount payable by the Borrower hereunder or under any of the Security Document whether in respect of principal interest losses cost expenses and/or by way of indemnity or otherwise shall be conclusive and binding on the Borrower save for manifest error.

d.	Upon the occurrence of the Event of Default, the Parties hereby agree to waive the provision of article 1266 of the Indonesian Civil Code.

ARTICLE 14
DEFAULT INTEREST

14.1.
If the Borrower does not pay any sum payable under this Agreement (including, without limitation, any sum payable under this Article) when due, it shall pay interest on the amount from time to time outstanding in respect of that overdue sum for the period beginning on its due date and ending on the date of its receipt by the Lender (both before and after judgment) in accordance with this Article.

For the purpose of this Article, if any payment is received by the Lender on the due date but after the time required and too late to be made available by the Lender on that due date to the person(s) entitled to it, that payment shall be deemed to be received on the next business day (but the Lender will give credit to the Borrower for any interest earned by the Lender on the relevant sum pending distribution to such person(s).

14.2.
Interest under this Article shall be calculated by reference to successive Interest Period, each of which (other than the first, which shall begin on the dare date) shall begin on the last day of the previous one.

14.3.	The Borrower shall pay on demand the unpaid interest accrued during that Interest Period on the overdue sum to which it relates at the rate applicable for that Interest Period.

ARTICLE 15
INDEMNITIES

15.1.
The Borrower shall on demand indemnify the Lender against any funding or other cost, loss, expense or liability sustained or incurred by it as a result of the occurrence or continuance of any Event of Default.

15.2.
Each of the indemnities in this Agreement constitutes a separate and independent obligation from the other obligations in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted

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by the Lender and shall continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any sum due under this Agreement or any other judgment or order.

ARTICLE 16
POWERS OF ATTORNEY

In the event it becomes necessary or advisable for the Lender to act in the name or on behalf of the Borrower in the course of enforcing any rights under this Agreement, the Borrower hereby authorizes and gives full power of attorney with full right of substitution to the Lender to accomplish such purpose and to do and perform any and all acts necessary or incidental to the execution and realization of all transaction contemplated in this Agreement.

The Borrower further agrees to execute such additional authorizations and powers of attorney as may be required by the Lender for carrying out the provisions of this Article 16. This power of attorney and any other powers of attorney given hereunder form an integral part of this Agreement, without which inter alia the this Agreement and the Loan Facility would not have been entered into or maintained.  The authority thus given is therefore irrevocable and will not terminate by reason of any of the occurrences mentioned in Article 1813, 1814 and 1816 of the Indonesian Civil Code (Kitab Undang-Undang Hukum Perdata), or for any other reason whatsoever.

ARTICLE 17
CALCULATIONS AND EVIDENCE OF DEBT

17.1.
Save as otherwise provided in this Agreement interest (including default interest) and commitment fees shall accrue from day to day and shall be calculated on the basis of a year of 360 (three hundred and sixty) days and the actual number of days elapsed.

17.2.
The Lender shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it hereunder and in any legal action or proceeding arising out or in connection with this Agreement, these entries shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded, subject to the right of the Borrower in legal proceedings to prove otherwise.

17.3.
A certificate of the Lender as to any sum payable to it or the Lender under this Agreement and any other certificate, determination, notification, opinion or the like from the Lender provided under this Agreement shall be conclusive save for manifest error.

ARTICLE 18
PARTIAL INVALIDITY

If at any time any provision hereof is or becomes illegal, invalid or unenforceable in any

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respect under the law of any jurisdiction, neither the legality, validity or enforceability of the  remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be effected or impaired thereby.

ARTICLE 19
NOTICE

19.1.	Each communication to be made hereunder shall be made in writing but, unless otherwise stated, may be made by telex authenticated by answerback, letter or facsimile with confirmation report.

19.2.
Subject to the contents of Article 19.1, any communication or document to be made or delivered  by one person to another pursuant to this Agreement shall (unless the one has by a fifteen day prior written notice to the other specified another address) be made or delivered to that other person at the address identified below and shall be deemed to have been made or delivered when dispatched (in the case of any communication made by telex or facsimile)  or (in the case of any communication made by letter) when left at that address or (as the case may be) ten days after being deposited in the post postage prepaid in an envelope addressed to it at that address, provided that any communication or document to be made or delivered by the Borrower to the Lender shall be effective only when received by the Lender.

The Lender:

NOVELTECH ENTERPRISES LIMITED
Level 28, Three Pacific Place
1 Queen’s Road East
Hong Kong

The Borrower :

PT. INNOFORM
MNC Tower
Jalan Kebon Sirih Nomor 17 – 19
Jakarta Pusat
Indonesia

19.3.	Each communication and document made or delivers by one party to another pursuant to this Agreement shall be in the English language.

If it becomes necessary to translate this Agreement or any document ancillary thereto into Bahasa Indonesia, the Borrower agrees that such translation shall be prepared by a sworn translator selected by the Lender at the expense of the Borrower and the Borrower shall not contest the provisions of such translation save for manifest error.

ARTICLE 20
BENEFIT OF AGREEMENT AND ASSIGNMENT

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20.1.	This Agreement shall be binding upon and ensure to the benefit of each party hereto and its successors and assigns.

20.2.	The Borrower may not assign or transfer all or any of its rights, benefits and obligations hereunder.

20.1.
The Lender may disclose to a potential assignee or to any person who may otherwise enter into contractual relations with the Lender in relation to this Agreement such information about the Borrower as the Lender shall consider appropriate.

ARTICLE 21
COSTS AND EXPENSES

21.1.
The Borrower shall on demand reimburse the Lender and the Lender for all reasonable costs and expenses (including legal and notarial fees) incurred by it in connection with the preparation of this Agreement and the negotiation, registration, notarisation (if any) and completion of the  transactions contemplated herein and therein.

21.2.
The Borrower shall from time to time on demand reimburse the Lender for all reasonable costs and expenses (including legal fees) incurred in or in connection with the preservation and/or enforcement of any of the rights of the Lender, as the case may be, under this Agreement.

21.3.
The Borrower shall pay all stamp, registration and other taxes to which this Agreement  or any judgment given in connection herewith or therewith is or at any time may be subject and shall indemnify the  Lender, against any liabilities, costs, claims and  expenses resulting from any failure to pay or any delay in paying any such tax.

ARTICLE 22
REMEDIES AND WAIVERS

No failure to exercise nor any delay in exercising on the part of the Lender, any right or remedy hereunder  shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.

ARTICLE 23
LAW AND JURISDICTION

23.1.	This Agreement and its performance shall be governed and construed in all respects in accordance with the laws of Indonesia.

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23.2.	Any and all disputes, controversies, and conflicts between the Parties in connection with this Agreement shall, so far as it is possible, be settled amicably between the Parties.

23.3.
All disputes, questions or controversies arising from or in connection with this Agreement which the Parties cannot settle by amicable negotiations shall be resolved by litigation instituted in the District Court of Central Jakarta, Indonesia.

ARTICLE 24
LANGUAGE AND COUNTERPARTS

24.1.
In compliance with the Law of the Republic of Indonesia No. 24 of 2009 regarding National Flag, Language, Coat of Arms, and Anthem, this Agreement shall be executed in both Bahasa Indonesia and the English languages in the following order, i.e. the Parties will firstly sign the English version of this Agreement and undertakes to also enter into the Indonesian version of this Agreement immediately following to the execution of the English version of this Agreement. If for any reason whatsoever the Indonesian version of this Agreement cannot be executed and signed by the Parties, this Agreement shall remain valid, binding and enforceable against the Parties. Notwithstanding, in the event of any inconsistency between the Bahasa Indonesia and the English language texts (or, if this Agreement is further translated into any other language, such other language text) or should there be any dispute on the meaning or interpretation of certain provisions, the Parties hereby agree that the English language text shall prevail.

24.2.	This Agreement is made in 2 (two) counterparts each of which will be deemed an original and such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the Parties have herein below set their signatures on the abovementioned date.

Lender,
NOVELTECH ENTERPRISES LIMITED

[signature]	[signature]
By: Ms. Tan, Peck Joo	By: Mrs. Dewi Tembaga
Its: Director	Its: Director

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The Borrower,
PT. INNOFORM

[signature]	[signature]
By: Mr. David Fernando Audy	By: Mr. Reino Ramaputra Barack
Its: Director	Its: Commisioner